SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934





Date of Report (Date of earliest event reported)   February 20,2002


            TRANSTECH INDUSTRIES, INC.
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)


  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable












                                             Page 1 of 4 pages

Item 5.  OTHER EVENTS.

     Transtech Industries, Inc. ("Transtech") and certain of its wholly-owned subsidiaries (Transtech and its subsidiaries referred herein as the "Company") have consummated the Settlement Agreement and Release (the "Settlement Agreement"), dated October 8, 2001, which settled the Company's claims against certain of its excess insurance carriers. The Settlement Agreement was the subject of the Current Report on Form 8-K filed on October 16, 2001. The reader of this Form 8-K is referred to such filing for additional information regarding the Settlement Agreement.

     The Settlement Agreement is among the Company, a group of companies participating in the remediation of a site in Carlstadt, New Jersey (the "Cooperating PRP Group") and certain Underwriters at Lloyd's, London, and certain London Market Insurance Companies (the "London Market Insurers")(the aforementioned parties being referred to hereinafter collectively as the "Parties").

     The Settlement Agreement provided that each of the settling London Market Insurers pay into an escrow account its respective, allocated share of the total settlement amount for claims against the subject insurance policies (the "Settlement Amount"). The Settlement Agreement also provided that the Settlement Agreement would become binding if within 120 days after the date of the Settlement Agreement the London Market Insurers shall have paid at least 84.7% of the Settlement Amount into such escrow account. The Company and the Cooperating PRP Group granted extensions to such time requirement totaling 14 days, thereby permitting the aforementioned condition to be satisfied.

Press Release

     See the following press release dated February 20, 2002 announcing the consummation of the Settlement Agreement.


      TRANSTECH INDUSTRIES, INC. CONSUMMATES SETTLEMENT OF
                        INSURANCE CLAIMS

     PISCATAWAY, N.J., February 20, 2002 - Robert V. Silva,
President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI) (the "Company") announced that the
Company has consummated the settlement agreement with certain of its excess insurance carriers.

     The agreement, which was announced on October 10, 2001, settled claims against certain insurers named in litigation commenced by the Company in 1995 seeking reimbursement for past remediation costs. The settling insurers were liable for approximately 84.75% of the value assigned to the claims under the settlement. The Company intends to pursue its claims against non-settling insurers.

     The settlement proceeds will be shared with a group of companies participating in the remediation of a site in Carlstadt, New Jersey in accordance with a 1995 agreement, as amended, that resolved litigation regarding the allocation of that site's remediation costs. The Company will receive settlement proceeds and interest of approximately $13.0 million. The proceeds will be subject to federal and state income taxes.

     As previously disclosed, the Company had committed to pay a portion of its settlement proceeds, up to a maximum of $3.5 million, pursuant to an agreed upon formula, to a party to the 1997 agreements that resolved litigation regarding the Kin-Buc Landfill.

The amount of this obligation, if any, has yet to be determined. A portion of the proceeds is also due to counsel representing the Company in the excess insurers litigation.

     The Company continues to face significant cash requirements for its federal and state income tax obligations, operating expenses and remediation costs associated with sites of past operations. The Company has been assessed federal income taxes and interest totaling $4.0 million in conjunction with the resolution of issues before the US Tax Court. The Company is seeking to reduce the obligation and permission to pay a reduced obligation in installments through the Offer in Compromise procedure. The proceeds remaining after an immediate payment of the full tax obligations may be insufficient to satisfy the Company's other obligations and meet its operating expenses as they come due. In addition, the U.S. Environmental Protection Agency is seeking contribution from the Company toward $2.9 million of costs incurred for a site in Piscataway, New Jersey. The Company continues to pursue the sale of property held for sale, however, no assurance can be given that the timing or amount of the proceeds from such sources, and revenue generated by the Company's operations, will be sufficient to meet the cash requirements of the Company.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.

Such risks and uncertainties include among others, the following : general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of the release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.


                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         TRANSTECH INDUSTRIES, INC.
                         (Registrant)


                         By: /s/ Andrew J. Mayer, Jr.
                            Andrew J. Mayer, Jr., Vice
                            President-Finance, Chief
                            Financial Officer and
                            Secretary

Dated:  February 22, 2002